Exhibit 5.1

Pearl Cohen Zedek Latzer Baratz LLP

April __, 2022

Actelis Networks, Inc.

47800 Westinghouse Drive

Fremont, CA 94539

Ladies and Gentlemen:

We have acted as special counsel to Actelis Networks, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1, as amended (File No. ____________), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the offer and sale by the Company of shares of common stock, par value $0.00001 per share, at an aggregate initial offering price of up to $__________ (the “Shares”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records of the Company and other certificates and documents of officers of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we advise you that, in our opinion, when the Shares have been issued and delivered against payment therefor in accordance with the terms of the applicable definitive underwriting agreement or the applicable definitive representative warrants, as the case may be, the Shares will be validly issued, fully paid and non-assessable.

The opinions we express herein are limited to matters involving the Delaware General Corporation Law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption, “Legal Matters,” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K promulgated under the Act.

Yours sincerely,

Pearl Cohen Zedek Latzer Baratz LLP